Exhibit 3.314

CERTIFICATE OF FORMATION

OF

UHS OF LAKESIDE, LLC

FIRST. The name of the limited liability company is UHS OF LAKESIDE, LLC.

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

THIRD. The effective date shall be April 30, 2009.

[SIGNATURE APPEARS ON NEXT PAGE]

UHS of Lakeside, LLC

MIA 33683[illegible]-3.009773 0016

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 23 day of April, 2009.

/s/ Steve Filton
Print Name: Steve Filton
Authorized Signatory

UHS of Lakeside, LLC

MIA336838-3.009773.0016